SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                               (Amendment No. 1)*


                              TERRA INDUSTRIES INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Shares, without par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    880915103
                                    ---------
                                 (CUSIP Number)


                                December 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

                  |X| Rule 13d-1(b)

                  |_| Rule 13d-1(c)

                  |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88091513                                   13G                                Page 2 of 9 pages
-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON                                     Whippoorwill Associates, Incorporated

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [ ]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware, USA
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            7,345,192 (see Item 4(c))
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            7,345,192 (see Item 4(c))
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,345,192 (see Item 4(c))
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  7.4% (see Item 4(b))
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  IA; CO
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       2

CUSIP No. 88091513                                   13G                                Page 3 of 9 pages
-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON                    Shelley F. Greenhaus

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [ ]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            7,345,192 (see Item 4(c))
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            7,345,192 (see Item 4(c))
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,345,192 (see Item 4(c))
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.4% (see Item 4(b))
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  IN; HC
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       3

CUSIP No. 88091513                                   13G                                Page 4 of 9 pages
----------------- ------------------------------------------------------------------------------------------------------------------
       1          NAME OF REPORTING PERSON                    David A. Strumwasser

                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
----------------- ------------------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                               (b) [ ]
----------------- ------------------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY
----------------- ------------------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
------------------------------- ----------- ----------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER

                                               0
          NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
------------------------------- ----------- ----------------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER

                                               7,345,192 (see Item 4(c))
------------------------------- ----------- ----------------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                               0
------------------------------- ----------- ----------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               7,345,192 (see Item 4(c))
----------------- ------------------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     7,345,192 (see Item 4(c))
----------------- ------------------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
----------------- ------------------------------------------------------------------------------------------------------------------
       11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     7.4% (see Item 4(b))
----------------- ------------------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON

                     IN; HC
----------------- ------------------------------------------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!


                                       4

CUSIP No. 88091513                                   13G                                Page 5 of 9 pages
----------------- ------------------------------------------------------------------------------------------------------------------
       1          NAME OF REPORTING PERSON                    Steven K. Gendal

                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
----------------- ------------------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                               (b) [ ]
----------------- ------------------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY
----------------- ------------------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
------------------------------- ----------- ----------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER

                                               0
          NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
------------------------------- ----------- ----------------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER

                                               7,345,192 (see Item 4(c))
------------------------------- ----------- ----------------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                               0
------------------------------- ----------- ----------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               7,345,192 (see Item 4(c))
----------------- ------------------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     7,345,192 (see Item 4(c))
----------------- ------------------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]

----------------- ------------------------------------------------------------------------------------------------------------------
       11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     7.4% (see Item 4(b))
----------------- ------------------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON

                     IN; HC
----------------- ------------------------------------------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!

           This statement on Schedule 13G (this "Statement") is being filed by Whippoorwill Associates, Incorporated ("Whippoorwill") and relates to the Common Shares, without par value (the "Common Shares"), of Terra Industries Inc., a Maryland corporation (the "Issuer").

ITEM 1(a).  NAME OF ISSUER:

          Terra Industries Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          Terra Centre
          P.O. Box 6000
          600 Fourth Street
          Sioux City, Iowa 51102-6000

ITEM 2(a).  NAME OF PERSON FILING:

          Whippoorwill Associates, Incorporated; Shelley F. Greenhaus ("Mr. Greenhaus"), as Principal and President of Whippoorwill; David A. Strumwasser ("Mr. Strumwasser"), as Principal of Whippoorwill; Steven
          K. Gendal ("Mr. Gendal"), as Principal of Whippoorwill.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          The principal business address of Whippoorwill is 11 Martine Avenue, White Plains, New York 10606. The principal business address of Messrs. Greenhaus, Strumwasser and Gendal is c/o Whippoorwill.

ITEM 2(c).  CITIZENSHIP:

           Whippoorwill - Delaware
           Mr. Greenhaus - United States
           Mr. Strumwasser - United States
           Mr. Gendal - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

          Common Shares, without par value

ITEM 2(e).  CUSIP

          880915103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) [_]    Broker or dealer registered under Section 15 of the Exchange
                    Act.

         (b) [_]    Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [_] Investment company registered under Section 8 of the Investment Company Act.

         (e) [X]    An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E); [Whippoorwill]

         (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G); [Messrs. Greenhaus, Strumwasser and Gendal]

         (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) [_]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

ITEM 4(a):  AMOUNT BENEFICIALLY OWNED:

As of December 31, 2005, Whippoorwill may be deemed to be the beneficial owner of 7,345,192 Common Shares, which amount includes 3,910,642 Common Shares issuable upon the conversion of 38,950 shares of 4.25% Series A Cumulative Convertible Perpetual Preferred Shares of the Issuer ("Preferred Shares"), held for the account of various funds and third party accounts for which Whippoorwill has discretionary authority and acts as general partner or investment manager.

As of December 31, 2005, Messrs. Greenhaus, Strumwasser and Gendal may each be deemed to be the beneficial owner of 7,345,192 Common Shares, which amount includes 3,910,642 Common Shares issuable upon the conversion of 38,950 Preferred Shares, deemed to be beneficially owned by Whippoorwill as referred to above. Mr. Greenhaus is the President and a Principal of Whippoorwill. Mr. Strumwasser is a Principal of Whippoorwill. Mr. Gendal is a Principal of Whippoorwill.

ITEM 4(b):  PERCENT OF CLASS:

7.4%, based on 95,172,174 Common Shares outstanding as of October 31, 2005, as reported on the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, plus 3,910,642 Common Shares issuable upon the conversion of 38,950 Preferred Shares owned by the reporting persons.

Item 4(c):

Number of shares as to which Whippoorwill has:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 7,345,192 (See Item 4(a))

          (iii) sole power to dispose or to direct the disposition of: 0

          (iv) shared power to dispose or to direct the disposition of:
               7,345,192 (See Item 4(a))

Number of shares as to which Mr. Greenhaus has:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 7,345,192 (See Item 4(a))

          (iii) sole power to dispose or to direct the disposition of: 0

          (iv) shared power to dispose or to direct the disposition of:
               7,345,192 (See Item 4(a))

Number of shares as to which Mr. Strumwasser has:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 7,345,192 (See Item 4(a))

          (iii) sole power to dispose or to direct the disposition of: 0

          (iv) shared power to dispose or to direct the disposition of:
               7,345,192 (See Item 4(a))

Number of shares as to which Mr. Gendal has:

          (i)  sole power to vote or to direct the vote: 0

          (ii) shared power to vote or to direct the vote: 7,345,192 (See Item 4(a))

          (iii) sole power to dispose or to direct the disposition of: 0

          (iv) shared power to dispose or to direct the disposition of:
               7,345,192 (See Item 4(a))


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Clients of Whippoorwill have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Shares reported as beneficially owned by Whippoorwill. None of the client accounts or limited partnerships or funds over which Whippoorwill has discretionary authority holds more than 5% of the Common Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         See Item 4(a) regarding Messrs. Greenhaus, Strumwasser and Gendal.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10.  CERTIFICATION.

           (a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

           (b) N/A

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 7, 2006                 WHIPPOORWILL ASSOCIATES, INCORPORATED

                                        /s/ Shelley F. Greenhaus
                                        ----------------------------------------
                                        Name:   Shelley F. Greenhaus
                                        Title:  President



Date:  February 7, 2006                 /s/ Shelley F. Greenhaus
                                        ----------------------------------------
                                        Shelley F. Greenhaus


Date:  February 7, 2006                  /s/ David A. Strumwasser
                                        ----------------------------------------
                                        David A. Strumwasser


Date:  February 7, 2006                  /s/ Steven K. Gendal
                                        ----------------------------------------
                                        Steven K. Gendal